Exhibit 23.2




                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the A. O. Smith Corporation 1990 Long-Term Executive Incentive Compensation Plan, Amended and Restated as of January 1, 1994 for the registration of 1,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated January 19, 1994 with respect to the consolidated financial statements and schedules of A.
   O. Smith Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




                                           ERNST & YOUNG LLP


   Milwaukee, Wisconsin

   December 12, 1994